CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$12,207,050	$1,665.04

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated March 15, 2013 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated May 27, 2011) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-169119

Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities

$3,939,750 linked to the common stock of Ford Motor Company due on March 21, 2018

$5,595,700 linked to the American depositary shares of BP p.l.c. due on March 21, 2018
$2,671,600 linked to the common stock of Caterpillar Inc. due on March 21, 2018

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the "Securities") are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the "Issuer") linked to the performance of the common stock or American depositary shares of a specific company (the "underlying equity"). Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that month. Barclays Bank PLC will automatically call the Securities prior to maturity if the closing price of the underlying equity on any Observation Date (monthly, beginning after 1 year) is equal to or greater than the closing price of the underlying equity on the Trade Date (the "Initial Price"). If the Securities are called, Barclays Bank PLC will repay the principal amount of your Securities plus pay the contingent coupon for that month, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the Final Valuation Date (the "Final Price") is equal to or greater than the Trigger Price (which is set to equal the Coupon Barrier), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the Final Price of the underlying equity is less than the Trigger Price, Barclays Bank PLC will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If Barclays Bank PLC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Contingent Coupon — Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will accrue or be paid for that month.
❑	Automatic Call — Barclays Bank PLC will automatically call the Securities and repay your principal amount plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any monthly Observation Date beginning after one year is greater than or equal to the Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date and the underlying equity closes at or above the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay your full principal amount. If the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the full negative Underlying Return. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates
Trade Date:	March 15, 2013
Settlement Date:	March 20, 2013
Observation Dates[1]:	Monthly, commencing April 15, 2013 (callable beginning March 21, 2014)
Final Valuation Date[1]:	March 15, 2018
Maturity Date[1]:	March 21, 2018
[1]	Subject to postponement in the event of a market disruption event as described under "Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ''KEY RISKS'' BEGINNING ON PAGE PS-6 AND UNDER ''RISK FACTORS'' BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings
These final terms relate to three separate Trigger Phoenix Autocallable Optimization Securities we are offering. Each of the three Securities is linked to the common stock or American depositary shares of a different company, and each of the three Securities has its own Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier as specified in the table below. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Initial Price	Coupon Barrier	Trigger Price	CUSIP/ISIN
Common stock of Ford Motor Company	8.00% per annum	$13.45	$8.67, which is 64.43% of the Initial Price	$8.67, which is 64.43% of the Initial Price	06742C640/US06742C6407
American depositary shares of BP p.l.c.	8.00% per annum	$41.08	$27.27, which is 66.38% of the Initial Price	$27.27, which is 66.38% of the Initial Price	06742C632/US06742C6324
Common stock of Caterpillar Inc.	8.00% per annum	$88.83	$63.71, which is 71.72% of the Initial Price	$63.71, which is 71.72% of the Initial Price	06742C624/US06742C6241

See "Additional Information about Barclays Bank PLC and the Securities" on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC's direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common stock of Ford Motor Company	$3,939,750	$10.00	$98,493.75	$0.25	$3,841,256.25	$9.75
American depositary shares of BP p.l.c.	$5,595,700	$10.00	$139,892.50	$0.25	$5,455,807.50	$9.75
Common stock of Caterpillar Inc.	$2,671,600	$10.00	$66,790	$0.25	$2,604,810	$9.75

UBS Financial Services Inc.Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
♦	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to "Barclays," "Barclays Bank PLC," "we," "our" and "us" refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, "Securities" refers to the three different series of Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.

♦You believe the underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates.

♦You are willing to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.

♦You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable contingent coupon payments.

♦You are willing to invest in the Securities based on the applicable Coupon Barrier (and corresponding Trigger Price) specified on the cover of this pricing supplement.

♦You are willing to forgo any dividends paid on the underlying equity.

♦You do not seek guaranteed current income from this investment.

♦You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You seek an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying equity.

♦You do not believe the underlying equity will close at or above the Coupon Barrier on any one of the specified Observation Dates, or you believe the underlying equity will close below the applicable Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the applicable contingent coupon payments.

♦You are unwilling to invest in the Securities based on the applicable Coupon Barrier (and corresponding Trigger Price) specified on the cover of this pricing supplement.

♦You are unable or unwilling to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.

♦You prefer to receive any dividends paid on the underlying equity.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from your investment.

♦You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ''Key Risks'' on page PS-6 as well as the ''Risk Factors'' beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term:	5 years, unless called earlier
Underlying Equity[2]:	The common stock or American depositary shares of a specific company, as set forth on the cover of this pricing supplement.
Call Feature:	The Securities will be called if the closing price of the underlying equity on any Observation Date beginning after 1 year (March 21, 2014) is at or above the Initial Price. If the Securities are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the contingent coupon otherwise due on the related Coupon Payment Date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.
Observation Dates[3]:	The first Observation Date will occur on or about April 15, 2013; Observation Dates will occur monthly thereafter as listed in the "Observation Dates/Coupon Payment Dates/Call Settlement Dates" section below. The final Observation Date, March 15, 2018, will be the "Final Valuation Date."
Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you the contingent coupon applicable to such Observation Date.

If the closing price of the underlying equity is less than the Coupon Barrier on any Observation Date, the contingent coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate, which is a per annum rate.

Coupon Barrier:	A percentage of the Initial Price of the underlying equity, as specified on the first page of this pricing supplement.
Coupon Payment Dates:	Two (2) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate:

The Contingent Coupon Rate per annum for the Securities linked to the common stock of Ford Motor Company is 8.00% per annum; the Contingent Coupon Rate per annum for the Securities linked to the American depositary shares of BP p.l.c. is 8.00% per annum; the Contingent Coupon Rate per annum for the Securities linked to the common stock of Caterpillar Inc. is 8.00% per annum.

The table below sets forth the contingent coupon for each Security that would be payable for each Observation Date on which the closing price of the underlying equity is greater than or equal to the Coupon Barrier. Amounts have been rounded for ease of analysis.

Contingent Coupon (per Security)
	Securities linked to the common stock of Ford Motor Company	Securities linked to the American depositary shares of BP p.l.c.	Securities linked to the common stock of Caterpillar Inc.
	$0.0667	$0.0667	$0.0667
Contingent coupon payments on the Securities are not guaranteed. Barclays Bank PLC will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying equity is less than the Coupon Barrier.
Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price (which equals the Coupon Barrier) on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the contingent coupon otherwise due for the final month.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price - Initial Price Initial Price
Trigger Price:	A percentage of the Initial Price of the applicable underlying equity, as specified on the first page of this pricing supplement.
Initial Price:	The closing price of the applicable underlying equity on the Trade Date, as specified on the first page of this pricing supplement.
Final Price:	The closing price of the applicable underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	For a description of adjustments that may affect the reference asset, see "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.
[3]	Subject to postponement in the event of a market disruption event as described under "Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

Investment Timeline

Trade Date	The closing price of the underlying equity (the Initial Price) was observed, and the Coupon Barrier and Trigger Price were determined.

Monthly (callable after 1 year)

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you a contingent coupon payment on the applicable Coupon Payment Date.

The Securities will be called if the closing price of the underlying equity on any Observation Date on or after March 21, 2014, is equal to or greater than the Initial Price. If the Securities are called, Barclays Bank PLC will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on the related Coupon Payment Date.

Maturity Date

The Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price (which equals the Coupon Barrier), Barclays Bank PLC will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due for the final month.

If the Securities have not been called and the Final Price is less than the Trigger Price, Barclays Bank PLC will repay less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the underlying equity equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT COUPON, PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates/Coupon Payment Dates/Call Settlement Dates

Observation Dates		Coupon Payment Dates/Call Settlement Dates	Observation Dates	Coupon Payment Dates/Call Settlement Dates	Observation Dates	Coupon Payment Dates/Call Settlement Dates
April 15, 2013	*	April 17, 2013	December 15, 2014	December 17, 2014	August 15, 2016	August 17, 2016
May 15, 2013	*	May 17, 2013	January 15, 2015	January 20, 2015	September 15, 2016	September 19, 2016
June 17, 2013	*	June 19, 2013	February 17, 2015	February 19, 2015	October 17, 2016	October 19, 2016
July 15, 2013	*	July 17, 2013	March 16, 2015	March 18, 2015	November 15, 2016	November 17, 2016
August 15, 2013	*	August 19, 2013	April 15, 2015	April 17, 2015	December 15, 2016	December 19, 2016
September 16, 2013	*	September 18, 2013	May 15, 2015	May 19, 2015	January 17, 2017	January 19, 2017
October 15, 2013	*	October 17, 2013	June 15, 2015	June 17, 2015	February 15, 2017	February 17, 2017
November 15, 2013	*	November 19, 2013	July 15, 2015	July 17, 2015	March 15, 2017	March 17, 2017
December 16, 2013	*	December 18, 2013	August 17, 2015	August 19, 2015	April 17, 2017	April 19, 2017
January 15, 2014	*	January 17, 2014	September 15, 2015	September 17, 2015	May 15, 2017	May 17, 2017
February 18, 2014	*	February 20, 2014	October 15, 2015	October 19, 2015	June 15, 2017	June 19, 2017
March 21, 2014		March 25, 2014	November 16, 2015	November 18, 2015	July 17, 2017	July 19, 2017
April 15, 2014		April 17, 2014	December 15, 2015	December 17, 2015	August 15, 2017	August 17, 2017
May 15, 2014		May 19, 2014	January 15, 2016	January 20, 2016	September 15, 2017	September 19, 2017
June 16, 2014		June 18, 2014	February 16, 2016	February 18, 2016	October 16, 2017	October 18, 2017
July 15, 2014		July 17, 2014	March 15, 2016	March 17, 2016	November 15, 2017	November 17, 2017
August 15, 2014		August 19, 2014	April 15, 2016	April 19, 2016	December 15, 2017	December 19, 2017
September 15, 2014		September 17, 2014	May 16, 2016	May 18, 2016	January 16, 2018	January 18, 2018
October 15, 2014		October 17, 2014	June 15, 2016	June 17, 2016	February 15, 2018	February 20, 2018
November 17, 2014		November 19, 2014	July 15, 2016	July 19, 2016	March 15, 2018	March 21, 2018

*	The Securities are not callable until the twelfth Observation Date, which March 21, 2014. Thus, the first Call Settlement Date will be on or around March 25, 2014.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.
♦	You may not receive any contingent coupons — Barclays Bank PLC will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an Observation Date is less than the Coupon Barrier, Barclays Bank PLC will not pay you the contingent coupon applicable to such Observation Date. If the closing price of the underlying equity is less than the Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any contingent coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.
♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.
♦	Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of the underlying equity has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the twelfth Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be exposed to the underlying equity's decline even though you cannot participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.
♦	Higher Contingent Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that security. However, while the Contingent Coupon Rate is a fixed percentage, the underlying equity's volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including contingent coupons and payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity would have. Further, you will not participate in any appreciation of the underlying equity, which could be significant even though you may be exposed to any decline of the underlying equity at maturity.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

♦	Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity — While the amounts payable for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents' commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.
♦	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.
♦	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying equity.
♦	Antidilution adjustments — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable on the Securities. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.
♦	In some circumstances, the payment you receive on the Securities may be based on the stock of another company and not the underlying equity — Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, your return on the Securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying equity issuer or any cash or any other assets distributed to holders of the underlying equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" of the prospectus supplement.
♦	Potential Barclays Bank PLC impact on market price of underlying equity — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
♦	Risks associated with non-U.S. companies — An investment in the Securities linked to the value of non-U.S. companies, such as BP p.l.c.("BP"), which is issued by a company incorporated under the laws of England and Wales, involves risks associated with the home country of such non-U.S. company. The prices of such company's ordinary shares may be affected by political, economic, financial and social factors in its home country, including changes in such country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
♦	There are important differences between the American depositary shares and the ordinary shares of BP — If your Securities are linked to BP, you should be aware that your return on the Securities is linked to the price of American depositary shares representing the ordinary shares of BP, and not the underlying ordinary shares of BP. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. Each American depositary share is a security evidenced by American Depositary Receipts that represent six ordinary shares of BP. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuers, and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of BP may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Securities.
♦	Exchange rate risk — Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Securities linked to American depositary shares.

♦	The Securities linked to American depositary shares are subject to risks associated with foreign securities markets — Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities at a rate that may exceed the contingent coupon payments (if any) that you receive on the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Securities even if you do not receive any payments with respect to the Securities until redemption or maturity and (ii) require you to accrue income in respect of the Securities in excess of any contingent coupon payments you receive on the Securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, redemption or maturity of your Securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security based on certain hypothetical scenarios as set forth below. The hypothetical scenarios set forth below are for illustrative purposes only and may not represent the actual total returns applicable to a purchaser of the Securities. Numbers in the examples below have been rounded for ease of analysis. The "total return" as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 principal amount Security to $10.00. The examples below do not take into account any tax consequences from investing in the Securities. Actual terms for each offering are specified on the cover and in “Final Terms” in this pricing supplement.

Principal Amount:	$10.00
Term:	5 years
Initial Price:	$30.00
Contingent Coupon Rate:	8.00% per annum (or 0.67% per month)
Contingent Coupon:	$0.067 per month
Observation Dates:	Observation Dates will occur monthly as set forth under "Final Terms" and "Observation Dates/Coupon Payment Dates/Call Settlement Dates" in this pricing supplement and will be callable beginning on the twelfth observation date.
Coupon Barrier:	$19.50 (which is 65% of the Initial Price)
Trigger Price:	$19.50 (which is 65% of the Initial Price)

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$35.00	Closing price of underlying equity above Initial Price, Securities NOT called; above Coupon Barrier, Issuer pays contingent coupon payment of $0.067 on first Coupon Payment Date.
Second Observation Date	$19.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third to Eleventh Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; above Coupon Barrier, Issuer pays contingent coupon payment of $0.067 on each consecutive Coupon Payment Date from the third to the eleventh Observation Dates.
Twelfth Observation Date	$40.00	Closing price of underlying equity at or above Initial Price, Securities are called; Issuer repays principal plus pays contingent coupon payment of $0.067 on Call Settlement Date.
Total Payment (per $10.00 Security):		$10.737 (7.37% total return on the Securities)

Because the closing price of the underlying equity is equal to or greater than the Initial Price on the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called on the twelfth Observation Date. The Issuer will pay you on the Call Settlement Date $10.067 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the twelfth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first and third through eleventh Observation Dates, the Issuer will pay the contingent coupon payment of $0.067 on the first and each of the third through eleventh Coupon Payment Dates. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any contingent coupon payment on the Coupon Payment Date following the second Observation Date.

Example 2 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$28.00	Closing price of underlying equity below Initial Price, Securities NOT called; above Coupon Barrier, Issuer pays contingent coupon payment of $0.067 on first Coupon Payment Date.
Second Observation Date	$19.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$18.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to Fifty-Ninth Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Date from the fourth to the fifty-ninth Observation Dates.
Sixtieth Observation Date (the Final Valuation Date)	$22.00	Closing price of underlying equity below Initial Price, Securities NOT called; Final Price above Trigger Price and Coupon Barrier, Issuer repays principal plus pays contingent coupon payment of $0.067 on Maturity Date.
Total Payment (per $10.00 Security):		$10.134 (1.34% total return on the Securities)

Because the closing price of the underlying equity was less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, at maturity, the Issuer will pay you $10.067 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the sixtieth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.067 on the first Coupon Payment Date. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates.

Example 3 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$19.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on first Coupon Payment Date.
Second Observation Date	$18.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$17.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to Fifty-Ninth Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Dates from the fourth to the fifty-ninth Observation Dates.
Sixtieth Observation Date (the Final Valuation Date)	$13.50	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier and Trigger Price, Issuer DOES NOT pay contingent coupon payment on Maturity Date, and Barclays Bank PLC will repay less than the principal amount resulting in a loss proportionate to the decline of the underlying equity.
Total Payment (per $10.00 Security):		$4.50 (a 55.00% loss on the Securities)

Because the closing price of the underlying equity is less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the underlying equity is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any contingent coupon payments over the term of the Securities.

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under "Certain U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement. Except as noted under "Non-U.S. Holders" below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities). In addition, this discussion does not apply to you if you purchase your Securities for less than the principal amount of the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a contingent income-bearing executory contract with respect to the applicable underlying equity.

If your Securities are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any contingent coupon payments you receive on the Securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a contingent coupon payment) and your basis in the Securities for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, redemption or maturity of your Securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield and projected payment schedule for the Securities and pay tax accordingly, even though these amounts may exceed the contingent coupon payments (if any) that are made on the Securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Securities would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the applicable underlying equity that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that (i) you should not include the contingent coupon payments (if any) in income as you receive them and instead you should reduce your basis in your Securities by the amount of the contingent coupon payments that you receive; (ii) you should not include the contingent coupon payments (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Securities, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the contingent coupon payments made to you over the term of the Securities (including the contingent coupon payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the contingent coupon payments to be made on the Securities) and (b) the excess (if any) of (1) the amount you paid for your Securities over (2) the amount of cash you receive upon sale, redemption or maturity (excluding the contingent coupon payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the contingent coupon payments to be made on the Securities); or (iii) if a contingent coupon payment is made at redemption or maturity, such contingent coupon payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

Furthermore, it is also possible that the Securities could be treated as notional principal contracts. If your Securities were treated as notional principal contracts, you could be required to accrue income over the term of your Securities (which may exceed the contingent coupons, if any, that are paid on the Securities), and any gain or loss that you recognize upon the maturity of your Securities would generally be treated as ordinary gain or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading "Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Executory Contracts" in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in "Key Risks — Taxes", in this pricing supplement.

Medicare Tax. As discussed under "Certain U.S. Federal Income Tax Considerations—Medicare Tax" in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their "net investment income" if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain that a U.S. holder recognizes upon the sale, redemption or maturity of the Securities, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to any contingent coupon payments that you receive on the Securities, unless such contingent coupon payments are derived in the ordinary course of the conduct of a trade or business (in which case the contingent coupon payments should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the Securities in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the contingent coupon payments.

"Specified Foreign Financial Asset" Reporting. Under legislation enacted in 2010, owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Securities. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent coupon payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading "Certain U.S. Federal Income Tax Considerations — Information Reporting and Backup Withholding " in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Securities, to the extent attributable to U.S. source dividends, as a "dividend equivalent" payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Securities when these regulations are finalized.

Information about the Underlying Equity

Included in the following pages is a brief description of the underlying issuers of each of the underlying equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. We obtained the closing price information set forth below from Bloomberg Professional® service ("Bloomberg") without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: "Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information". Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

Ford Motor Company

According to publicly available information, Ford Motor Company (the "Company") is a producer of cars and trucks. The Company and its subsidiaries also engage in other businesses, including financing vehicles.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-03950, or its CIK Code: 0000037956. The Company's common stock is listed on New York Stock Exchange under the ticker symbol "F".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on March 15, 2013 was $13.45. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	3/31/2004		$17.10	$12.89	$13.57
4/1/2004	6/30/2004		$16.36	$13.12	$15.65
7/1/2004	9/30/2004		$15.19	$13.80	$14.05
10/1/2004	12/31/2004		$14.88	$12.70	$14.64
1/3/2005	3/31/2005		$14.71	$10.99	$11.33
4/1/2005	6/30/2005		$11.37	$9.11	$10.24
7/1/2005	9/30/2005		$11.00	$9.66	$9.86
10/3/2005	12/30/2005		$9.89	$7.66	$7.72
1/3/2006	3/31/2006		$8.93	$7.55	$7.96
4/3/2006	6/30/2006		$7.95	$6.36	$6.93
7/3/2006	9/26/2006		$9.19	$6.19	$8.09
10/2/2006	12/29/2006		$9.03	$6.88	$7.51
1/3/2007	3/30/2007		$8.73	$7.51	$7.89
4/2/2007	6/29/2007		$9.49	$7.74	$9.42
7/2/2007	9/28/2007		$9.64	$7.50	$8.49
10/1/2007	12/31/2007		$9.20	$6.70	$6.73
1/2/2008	3/31/2008		$6.85	$5.11	$5.72
4/1/2008	6/30/2008		$8.48	$4.81	$4.81
7/1/2008	9/30/2008		$6.03	$4.17	$5.20
10/1/2008	12/31/2008		$4.55	$1.26	$2.29
1/2/2009	3/31/2009		$2.94	$1.58	$2.63
4/1/2009	6/30/2009		$6.41	$2.74	$6.07
7/1/2009	9/30/2009		$8.44	$5.35	$7.21
10/1/2009	12/31/2009		$10.20	$6.84	$10.00
1/1/2010	3/31/2010		$14.10	$10.28	$12.57
4/1/2010	6/30/2010		$14.46	$9.88	$10.08
7/1/2010	9/30/2010		$13.16	$10.16	$12.24
10/1/2010	12/31/2010		$17.00	$12.26	$16.79
1/3/2011	3/31/2011		$18.79	$14.01	$14.91
4/1/2011	6/30/2011		$15.79	$12.78	$13.79
7/1/2011	9/30/2011		$14.12	$9.62	$9.67
10/1/2011	12/30/2011		$12.51	$9.37	$10.76
1/2/2012	3/30/2012		$12.96	$11.13	$12.49
4/1/2012	6/29/2012		$12.64	$9.59	$9.59
7/1/2012	9/28/2012		$10.59	$8.92	$9.86
10/1/2012	12/31/2012		$12.95	$9.79	$12.95
1/2/2013	3/15/2013	*	$14.30	$12.13	$13.45

*	As of the date of this pricing supplement information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through March 15, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2013.

The graph below illustrates the performance of the underlying equity from January 2, 2003 to March 15, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $8.67, which is equal to 64.43% of the closing price on March 15, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

BP p.l.c.

According to publicly available information, BP p.l.c. (the "Company") is an international oil and gas company. The Company's activities include oil and natural gas exploration, field development and extraction; transportation across the supply chain, the manufacturing of fuels, lubricants and petrochemicals and the marketing of such products. .

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-06262, or its CIK Code: 0000313807. The Company's American depositary shares are listed on the New York Stock Exchange under the ticker symbol "BP".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on March 15, 2013 was $41.08. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	3/31/2004		$51.20	$47.27	$51.20
4/1/2004	6/30/2004		$54.54	$50.88	$53.57
7/1/2004	9/30/2004		$58.49	$52.25	$57.53
10/1/2004	12/31/2004		$61.66	$57.55	$58.40
1/3/2005	3/31/2005		$66.36	$56.61	$62.40
4/1/2005	6/30/2005		$64.70	$58.45	$62.38
7/1/2005	9/30/2005		$72.27	$63.23	$70.85
10/3/2005	12/30/2005		$70.60	$63.33	$64.22
1/3/2006	3/31/2006		$72.31	$66.01	$68.94
4/3/2006	6/30/2006		$76.47	$64.67	$69.61
7/3/2006	9/26/2006		$72.78	$64.86	$65.58
10/2/2006	12/29/2006		$69.22	$63.72	$67.10
1/3/2007	3/30/2007		$65.98	$58.80	$64.75
4/2/2007	6/29/2007		$72.14	$64.84	$72.14
7/2/2007	9/28/2007		$75.01	$63.00	$69.35
10/1/2007	12/31/2007		$79.70	$67.62	$73.17
1/2/2008	3/31/2008		$74.99	$59.89	$60.65
4/1/2008	6/30/2008		$76.12	$61.39	$69.57
7/1/2008	9/30/2008		$68.17	$49.14	$50.17
10/1/2008	12/31/2008		$51.26	$39.56	$46.74
1/2/2009	3/31/2009		$49.05	$34.14	$40.10
4/1/2009	6/30/2009		$52.32	$38.90	$47.68
7/1/2009	9/30/2009		$55.39	$45.22	$53.23
10/1/2009	12/31/2009		$59.93	$50.73	$57.97
1/1/2010	3/31/2010		$62.32	$52.43	$57.07
4/1/2010	6/30/2010		$60.57	$26.97	$28.88
7/1/2010	9/30/2010		$41.33	$29.35	$41.17
10/1/2010	12/31/2010		$44.44	$40.00	$44.17
1/3/2011	3/31/2011		$49.25	$43.25	$44.14
4/1/2011	6/30/2011		$46.95	$41.80	$44.29
7/1/2011	9/30/2011		$46.77	$35.73	$36.07
10/1/2011	12/30/2011		$45.50	$35.22	$42.74
1/2/2012	3/30/2012		$47.96	$43.70	$45.00
4/1/2012	6/29/2012		$45.34	$36.46	$40.54
7/1/2012	9/28/2012		$43.86	$39.63	$42.36
10/1/2012	12/31/2012		$43.54	$40.03	$41.64
1/2/2013	3/15/2013	*	$45.21	$40.19	$41.08

*	As of the date of this pricing supplement information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through March 15, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2013.

The graph below illustrates the performance of the underlying equity from January 2, 2003 to March 15, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $27.27, which is equal to 66.38% of the closing price on March 15, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Caterpillar Inc.

According to publicly available information, Caterpillar Inc. (the "Company") manufactures construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The Company is also a services provider through Caterpillar Financial Services Corporation, Caterpillar Remanufacturing Services and Progress Rail Services Corporation.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-00768, or its CIK Code: 0000018230. The Company's common stock is listed on the New York Stock Exchange under the ticker symbol "CAT".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on March 15, 2013 was $88.83. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	3/31/2004		$42.51	$36.58	$39.54
4/1/2004	6/30/2004		$42.05	$36.13	$39.72
7/1/2004	9/30/2004		$40.25	$34.81	$40.23
10/1/2004	12/31/2004		$49.24	$38.52	$48.76
1/3/2005	3/31/2005		$49.98	$43.26	$45.72
4/1/2005	6/30/2005		$51.10	$41.73	$47.66
7/1/2005	9/30/2005		$59.40	$47.65	$58.75
10/3/2005	12/30/2005		$59.64	$48.92	$57.77
1/3/2006	3/31/2006		$76.26	$57.80	$71.81
4/3/2006	6/30/2006		$81.14	$66.32	$74.48
7/3/2006	9/26/2006		$74.77	$62.77	$65.80
10/2/2006	12/29/2006		$69.93	$59.00	$61.33
1/3/2007	3/30/2007		$68.21	$58.17	$67.03
4/2/2007	6/29/2007		$82.49	$66.35	$78.30
7/2/2007	9/28/2007		$86.98	$72.64	$78.43
10/1/2007	12/31/2007		$82.51	$67.83	$72.56
1/2/2008	3/31/2008		$78.29	$62.47	$78.29
4/1/2008	6/30/2008		$85.28	$73.75	$73.82
7/1/2008	9/30/2008		$74.98	$59.60	$59.60
10/1/2008	12/31/2008		$56.95	$32.78	$44.67
1/2/2009	3/31/2009		$46.91	$22.17	$27.96
4/1/2009	6/30/2009		$40.00	$28.99	$33.04
7/1/2009	9/30/2009		$54.34	$30.29	$51.33
10/1/2009	12/31/2009		$60.40	$48.83	$56.99
1/1/2010	3/31/2010		$64.13	$50.78	$62.85
4/1/2010	6/30/2010		$71.65	$55.83	$60.07
7/1/2010	9/30/2010		$79.99	$59.18	$78.68
10/1/2010	12/31/2010		$94.63	$77.27	$93.66
1/3/2011	3/31/2011		$111.53	$92.75	$111.35
4/1/2011	6/30/2011		$115.41	$95.44	$106.46
7/1/2011	9/30/2011		$111.63	$73.84	$73.84
10/1/2011	12/30/2011		$97.88	$70.55	$90.60
1/2/2012	3/30/2012		$116.20	$93.98	$106.52
4/1/2012	6/29/2012		$109.21	$82.25	$84.91
7/1/2012	9/28/2012		$93.94	$79.64	$86.04
10/1/2012	12/31/2012		$90.79	$81.10	$89.58
1/2/2013	3/15/2013	*	$99.49	$88.70	$88.83

*	As of the date of this pricing supplement information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through March 15, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2013.

The graph below illustrates the performance of the underlying equity from January 2, 2003 to March 15, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $63.71, which is equal to 71.72% of the closing price on March 15, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the "Agents", and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.